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                                                                       EXHIBIT 5


                            FAEGRE & BENSON LLP LOGO



                                October 24, 2005


Board of Directors
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the registration of an additional 37,500 shares of Common Stock, par value $0.10 per share (the "Shares"), of IKONICS Corporation, a Minnesota corporation (the "Company") under the IKONICS Corporation 1995 Stock Incentive Plan (the "Plan"), we have examined such corporate records and other documents, including the Registration Statement and the Plan, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares pursuant to the Plan, and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

         We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           FAEGRE & BENSON LLP


                                           By:   /s/ W. Morgan Burns
                                                --------------------------------
                                                W. Morgan Burns